Exhibit 10.1

February 12, 2016

William Febbo

154 Vassal Lane

Cambridge, MA

02138

Dear Will:

We are delighted to have you join the OptimizeRx family, and look forward to welcoming you into our growing organization. Accordingly, I am pleased to offer you a regular full-time position with OptimizeRx Corporation (the "Company" or "OptimizeRx"), as Chief Executive Officer, commencing on February 22, 2016 (the date you commence employment, the "Hire Date"). This role reports directly to the Board of Directors. It is our intention for you to become a member of the Company's board of directors as soon as permitted by our governing documents, including WPP's Investor Rights Agreement, and in accordance with any necessary shareholder approvals. The Company is located in Rochester, Michigan, but the Company recognizes you live in Cambridge, Massachusetts and will require extensive travel.

Compensation

Your base salary initially will be $220,000.00 annually, minus applicable deductions and prorated for any partial periods of employment. You will be paid semi-monthly in accordance with our normal payroll procedure. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Your annual compensation will be reviewed by the compensation committee or the board of directors annually and will be adjusted at their discretion.

Bonus

As Chief Executive Officer, you are eligible for a bonus as outlined herein. Your annual bonus target will be 50% of your annual salary, payable in a lump sum at such time as may be determined by our Board of Directors, but no later than the earlier of ten (10) business days after we finalize our audited financial statements for the fiscal year; or one hundred and fifty (150) days following the end of such fiscal year. To be eligible to receive a payment, you must be employed by OptimizeRx at the time any bonuses are paid. Based on your Hire Date, you will be eligible for a pro-rated annual bonus for the 2016 fiscal year during which you were employed by OptimizeRx. Whether a bonus will be awarded, and in what amount, will be based on revenue goals and EBITDA as set forth in our bonus plan. You will have 30 days following your Hire Date to review Attachment A and present any changes to the board for their approval. Please see Attachment A, which is incorporated herein by reference, for the complete terms and conditions of your bonus plan.

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Equity

As Chief Executive Officer, you will be granted a one-time stock option to purchase one million five hundred thousand (1,500,000) shares of restricted common stock (the "Option Grant") under the OptimizeRx 2013 Inventive Plan (the "Plan"). The Option Grant will vest in 20% increments annually on each of the first, second, third, fourth and fifth anniversaries of the original grant date. The exercise price per share of these stock options will be the thirty (30) day average of OptimizeRx's closing price per share prior to the Hire Date. Your Option Award will be subject to all the terms, conditions and restrictions of the Form of Option Grant Agreement and the Plan. Please see Attachment B, which is incorporated herein by reference, for the terms and conditions of your Form of Option Grant Agreement. The grant date for your initial Option Grant is anticipated to be no more than ten (10) days following the first anniversary of the Hire Date.

Benefits

You will be entitled to participate in OptimizeRx's health and welfare benefit programs and four weeks of vacation (prorated for 2016) and other benefit programs for which other employees of OptimizeRx are generally eligible, subject to any eligibility requirements of such plans and programs.

Additionally, travel and accommodations shall be provided during required time within the corporate offices per approved travel budget from board.

Severance Benefits

If (i) your employment is terminated by us without Cause (as defined below), (ii) you resign following an event constituting Good Reason (as defined below), provided that you have given written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice, or (iii) you no longer render services to us as a result of your death or Disability (as defined below), then you will receive a severance payment in the amount equal to (x) 6 months of your then applicable base pay prior to the one year anniversary of your Hire Date; (y) or (z) twelve (12) months of your then applicable base pay on or after the first year anniversary of your Hire Date, less applicable withholding taxes and regular deductions, payable in a lump sum ("Severance Benefits"). Health benefits will also stay during the applicable severance term.

Your receipt of the foregoing Severance Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of OptimizeRx (in a form reasonably prescribed by us) and the return of all OptimizeRx property. The Severance Benefits will be paid in the form of a lump sum, in accordance with our standard payroll procedures, within sixty (60) days following your "separation from service," as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") (subject to a six-month delay if you are a "specified employee" as defined under the Treasury Regulations under Section 409A of the Code and such delay is required to avoid the penalty taxes that otherwise may be imposed by Section 409A of the Code).

To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Code Section 409A to the maximum permissible extent. To the extent any payment under this letter agreement may be classified as a "short-term deferral" within the meaning of Code Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Code Section 409A under another provision of Code Section 409A. Payments pursuant to this Offer Letter (or referenced in this Offer Letter) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

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"Cause" means your (i) gross negligence or willful misconduct in the performance of your duties, in each case in a manner that causes material harm to the Company; (ii) commission of any act of fraud or material dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or "no contest" to, a felony or a crime of moral turpitude or dishonesty; (iv) material breach of any proprietary information and inventions agreement with the Company, including the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, or any other unauthorized use or disclosure of the OptimizeRx's confidential information or trade secrets; or (v) repeated failure to perform the duties reasonably assigned to you in a manner that causes material harm to the Company.

"Disability" means (i) a permanent and total disability that entitles you to disability income payments under any long-term disability plan or policy provided by the Company under which you are covered, as such plan or policy is then in effect; or (ii) if you are not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term "Disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months, and, in this case, the existence of any such Disability shall be certified by a physician reasonably acceptable to the Company.

"Good Reason" means (i) a material reduction or change in your duties, responsibilities, authority, power or function; or (ii) a material reduction in your annual compensation, including base salary and bonus (assuming all applicable target goals are met).

Change of Control Benefits

In the event of your Qualifying Termination (as defined below), within twelve (12) months following a Change in Control (as defined below) during which you were actively employed, you will receive (i) twelve (12) months of your final base pay rate; and (ii) if the Company's equity awards are assumed in the Change in Control, accelerated vesting of the number of your then-unvested Company stock option shares it being acknowledge and agreed that this section shall supersede any language to the contrary in any other document including the Form of Option Grant Agreement (collectively, the "Change in Control Benefits"). The Change in Control Benefits would be provided in lieu of any other severance-related benefits for which you may be eligible. Your receipt of the Change in Control Benefits is conditioned on you having first executed, and not revoked, a general release of claims in favor of the Company (in a form reasonably prescribed by the Company) and the return of all Company property.

"Qualifying Termination" means (i) a termination of your employment by the Company or its successor without Cause (as defined above) or (ii) your resignation within three (3) months following an event constituting Good Reason (as defined above), provided that you have given written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice.

"Change in Control" means: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

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Employment Eligibility Verification

For purposes of federal immigration law, you will be required to provide to us documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Hire Date, or our employment relationship with you may be terminated.

Employment at Will

If you choose to accept this offer, your employment with us will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason, as you deem appropriate. We will have a similar right and may terminate our employment relationship with you at any time, with or without Cause or advance notice.

Exclusive Employment

While you render services to us, you agree that you will not engage in any other employment, consulting or other business activity without our prior written consent. The Company hereby authorizes your current involvement as Director of Merriman Holdings for a period of up to 30 days after acceptance of employment at OptimizeRx, Chairman and Founder of Plexuus and advisor to Decision Resource Group as long as those responsibilities do not interfere with your duties to OptimizeRx. While you render services to us, you also will not assist any person or entity in competing with us, in preparing to compete with us or in hiring any of our employees or consultants.

Confidentiality, Invention Assignment and Non-Compete

As a condition of employment, you will be required to execute the Employee Confidentiality, Invention Assignment and Non-Compete Agreement between you and the Company. Please see Attachment C, which is incorporated herein by reference, for the complete terms and conditions this agreement.

Choice of Law, Exclusive Venue

THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER THE STATE OF MICHIGAN OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MICHGAN. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL OR STATE COURT LOCATED IN DETROIT, MICHIGAN (COLLECTIVELY THE "DESIGNATED COURTS").

EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

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Acceptance of Offer

To indicate your acceptance of the terms of this offer, please sign and date in the space provided below and return an executed copy to: OptimizeRx, 400 Water Street, Suite 200, Rochester, MI 48307, Attention: Douglas Baker, CFO, no later than February 13, 2016 after which this offer will expire. In addition to this letter, your offer of employment is conditioned upon: (1) providing documentation which establishes eligibility for employment in the United States; (2) completion and signing of the OptimizeRx employment application; (3) successful completion of a background and reference check and (4) your signing of the OptimizeRx Employee Confidentiality, Invention Assignment and Non-Compete Agreement (and any other similar agreements relating to proprietary rights between you and the Company).

This letter agreement, and all of its attachments, constitute the entire agreement between you and us regarding the terms and conditions of your employment with OptimizeRx and together supersede any prior representations or agreements, whether written or oral. This letter, along with any attachments hereto, may not be modified or amended except by a written agreement signed by an authorized person of OptimizeRx. If by February 12, 2016 we have not received a copy of this letter executed by you, then we will assume you have decided not to join the Company.

We're sure you will find our corporate culture, including an environment that rewards talent, results and teamwork a gratifying place to work. We look forward to your positive response and sharing our future success with you as part of the OptimizeRx team.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ David Harrell
David Harrell
Chief Executive Officer OptimizeRx Corporation

Attachments:

Bonus Plan (Attachment A)

Form of Stock Option Agreement (Attachment B)

Employee Confidentiality, Invention Assignment and Non-Compete Agreement (Attachment C)

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I accept OptimezeRx's offer of employment and agree to the terms in this letter agreement and its attachments. I accept this offer voluntarily and not in reliance on any promises other than those contained in this letter agreement and its attachments.

/s/ William Febbo
William Febbo

2-12-16
Date

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Attachment A

BONUS PLAN

Your target bonus is 50% of your annual base salary upon meeting the following revenue and EBITDA goals. You will receive the full 50% of your annual base salary if the following goals are 100% met. For every 1% below these goals, there will be a 2% reduction in your bonus. For every 1% above these goals, there will be a 1% increase in your bonus. If the goals are less than 85% met, you will receive no bonus. These are the goals:

a.	Annual revenue goal as to be determined by the board of directors; and
b.	Adjusted EBITDA goal as to be determined by the board of directors (adjusted for non-cash charges).

For purposes of clarity, upon achieving 90% of the above targeted goals, you would be eligible for 80% of the payout target of 50% of your annual base salary (40% of your annual base salary).

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Attachment B

FORM OF STOCK OPTION AGREEMENT

OPTIMIZERX CORP.

2013 INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

OptimizeRx Corp. (the "Company") hereby grants to you an Option (the "Option") to purchase shares of the Company's Common Stock, $0.001 par value ("Shares") under the Company's 2013 Incentive Plan (the "Plan"). The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this "Grant Notice"), in the Stock Option Agreement and the Plan, which are attached to and incorporated into this Grant Notice in their entirety.

Participant:	______________________

Grant Date:	______________________

Vesting Commencement Date:	______________________

Number of Shares Subject to Option:	______________________

Exercise Price (per Unit):	______________________

Option Expiration Date:	______________________ (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	☐ Incentive Stock Option* ☐ Nonqualified Stock Option

Vesting and Exercisability Schedule:

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

OPTIMIZERX CORP. PARTICIPANT	PARTICIPANT

By:________________________________________	Signature
Name: _____________________________________
Its:________________________________________
Date:_______________________________________

Attachments:	Address:____________________________________
1. Stock Option Agreement	____________________________________
2. 2013 Incentive Plan	Taxpayer ID:_________________________________

* See Sections 3 and 4 of the Stock Option Agreement.

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OPTIMIZERX CORP.

2013 INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the "Grant Notice") and this Stock Option Agreement (this "Agreement"), OptimizeRx Corp. has granted you an Option under its 2013 Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the "Shares") at the exercise price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Option are as follows:

1.                   Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

2.                   Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3.                   Incentive Stock Option Qualification. If so designated in your Grant Notice, all or a portion of the Option is intended to qualify as an Incentive Stock Option under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such.

If the Option has been designated as an Incentive Stock Option and the aggregate Fair Market Value (determined as of the grant date) of the Shares subject to the portions of the Option and all other Incentive Stock Options you hold that first become exercisable during any calendar year exceeds $100,000, any excess portion will be treated as a Nonqualified Stock Option, unless the Internal Revenue Service changes the rules and regulations governing the $100,000 limit for Incentive Stock Options. A portion of the Option may be treated as a Nonqualified Stock Option if certain events cause exercisability of the Option to accelerate.

4.                   Notice of Disqualifying Disposition. To the extent the Option has been designated as an Incentive Stock Option, to obtain certain tax benefits afforded to Incentive Stock Options, you must hold the Shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. You may be subject to the alternative minimum tax at the time of exercise. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

5.                   Independent Tax Advice. You should obtain tax advice when exercising the Option and prior to the disposition of the Shares. By accepting the Option, you agree to promptly notify the Company if you dispose of any of the Shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

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6.                  Method of Exercise. You may exercise the Option by giving written notice to the Company (or other Company-approved party), in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Committee for Nonqualified Stock Options, by having the Company withhold Shares that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option; (d) if permitted by the Committee, by using Shares you already own; (e) if the Shares are registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (f) by any other method permitted by the Committee.

7.                  Treatment upon Termination of Employment or Service Relationship. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a)             General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b)             Retirement or Disability. In the event of your Termination of Service due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date;

(c)             Death. In the event of your Termination of Service due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d)             Cause. The vested portion of the Option will automatically expire at the time the Company first notifies you of your Termination of Service for Cause, unless the Committee determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee. Notwithstanding the foregoing, if exercise of the vested portion of the Option following your Termination of Service would be prohibited solely because the issuance of Shares upon exercise of the Option would violate the registration requirements under the Securities Act or the Company's insider trading policy requirements, then the Option will remain exercisable until the earlier of (i) the Option Expiration Date and (ii) expiration of a period of three months after your Termination of Service during which exercise of the Option would not be in violation of the Securities Act or the Company's insider trading policy requirements (provided that in the event of Retirement, Disability or death, this additional three-month period will apply only following an initial election by a Participant or his or her estate or beneficiary to exercise the Option and will serve only to extend, not shorten, the one year post-termination exercise periods set forth in subsections 10(b) and 10(c) above).

The Option must be exercised within three months after termination of employment for reasons other than death or Disability and one year after termination of employment due to Disability to qualify for the beneficial tax treatment afforded Incentive Stock Options.

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It is your responsibility to be aware of the date the Option terminates.

8.                  Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Internal Revenue Code of 1986, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

9.                  Withholding Taxes. As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

10.              Option Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

11.              No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

12.              Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

13.              Section 409A Compliance. Notwithstanding any provision in the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Committee makes no representations that the Option will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.

OPTIMIZERX CORP.

By:
Name:	Douglas Baker
Its:	Chief Financial Officer

PARTICIPANT:

[Name]

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Attachment C

EMPLOYEE CONFIDENTIALITY, INVENTION
ASSIGNMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETE AGREEMENT ("Agreement") is made as of the date set forth on the signature page below between OptimizeRx Corp. ("OptimizeRx"), and the person whose name is set forth on the signature page below as Employee ("Employee").

In consideration of Employee's employment or continued employment by OptimizeRx, with the intention that this Agreement shall apply to the entire period of Employee's employment with OptimizeRx (including the period prior to the date of this Agreement), Employee hereby agrees as follows:

1. CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" means trade secrets, proprietary information and materials, and confidential knowledge and information which includes, but is not limited to, matters of a technical nature (such as discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, test data, scientific methods and know-how, and materials such as reagents, substances, chemical compounds, subcellular constituents, cell or cell lines, organisms and progeny, and mutants, derivatives or replications derived from or relating to any of the foregoing materials), and matters of a business nature (such as the identity of customers and prospective customers, the nature of work being done for or discussed with customers or prospective customers, suppliers, marketing techniques and materials, marketing and development plans, pricing or pricing policies, financial information, plans for further development, and any other information of a similar nature not available to the public).

"Confidential Information" shall not include information that: (a) was in Employee's possession or in the public domain before receipt from the Company, as evidenced by the then existing publication or other public dissemination of such information in written or other documentary form; (b) becomes available to the public through no fault of Employee; (c) is received in good faith by Employee from a third party who is not subject to an obligation of confidentiality to the Company or any other party; or (d) is required by a judicial or administrative authority or court having competent jurisdiction to be disclosed by Employee, provided that Employee shall promptly notify the Company and allow the Company a reasonable time to oppose or limit such order.

2. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF OPTIMIZERX. Employee acknowledges that, during the period of Employee's employment with OptimizeRx, Employee has had or will have access to Confidential Information of OptimizeRx. Therefore, Employee agrees that both during and after the period of Employee's employment with OptimizeRx, Employee shall not, without the prior written approval of OptimizeRx, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of OptimizeRx to any person or entity, or (b) use any Confidential Information of OptimizeRx for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of Employee's work for OptimizeRx.

3.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION OF OTHERS. Employee acknowledges that, during the period of Employee's employment with OptimizeRx, Employee may have had or will have access to Confidential Information of third parties who have given OptimizeRx the right to use such Confidential Information, subject to a non-disclosure agreement between OptimizeRx and such third party. Therefore, Employee agrees that both during and after the period of Employee's employment with OptimizeRx, Employee shall not, without the prior written approval of OptimizeRx, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of such third parties to any person or entity, or (b) use any Confidential Information of such third parties for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of Employee's work for OptimizeRx.

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4.  PROPERTY OF OPTIMIZERX. Employee acknowledges and agrees that all Confidential Information of OptimizeRx and all reports, drawings, blueprints, materials, data, code, notes and other documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential or proprietary, made or compiled by Employee, or made available to Employee, during the period of Employee employment with OptimizeRx (including the period prior to the date of this Agreement) concerning OptimizeRx's Confidential Information are and shall remain OptimizeRx's property and shall be delivered to OptimizeRx within five (5) business days after the termination of such employment with OptimizeRx or at any earlier time on request of OptimizeRx. Employee shall not retain copies of such Confidential Information, documents and records.

5.  PROPRIETARY NOTICES. Employee shall not, and shall not permit any other person to, remove any proprietary or other legends or restrictive notices contained in or included in any Confidential Information.

6.  INVENTIONS.

(a) Employee shall promptly, from time to time, fully inform and disclose to OptimizeRx in writing all inventions, copyrightable material, designs, improvements and discoveries of any kind which Employee now has made, conceived or developed (including prior to the date of this Agreement), or which Employee may later make, conceive or develop, during the period of Employee's employment with OptimizeRx, which pertain to or relate to OptimizeRx's business or any of the work or businesses carried on by OptimizeRx ("Inventions"). This covenant applies to all such Inventions, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection; and whether or not they are conceived and/or developed by Employee alone or with others; and whether or not they are conceived and/or developed during regular working hours; and whether or not they are conceived and/or developed at OptimizeRx's facility or not.

(b) Inventions shall not include any inventions made, conceived or developed by Employee prior to Employee's employment with OptimizeRx, a complete list of which is set forth on Schedule A attached.

(c) All Inventions shall be the sole and exclusive property of OptimizeRx, and shall be deemed part of the Confidential Information of OptimizeRx for purposes of this Agreement, whether or not fixed in a tangible medium of expression. Employee hereby assigns all Employee's rights in all Inventions and in all related patents, copyrights and trademarks, trade secrets and other proprietary rights therein to OptimizeRx. Without limiting the foregoing, Employee agrees that any copyrightable material shall be deemed to be "works made for hire" and that OptimizeRx shall be deemed the author of such works under the United States Copyright Act, provided that in the event and to the extent such works are determined not to constitute "works made for hire", Employee hereby irrevocably assigns and transfers to OptimizeRx all right, title and interest in such works.

(d) Employee shall assist and cooperate with OptimizeRx, both during and after the period of Employee's employment with OptimizeRx, at OptimizeRx's sole expense, to allow OptimizeRx to obtain, maintain and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions. Employee shall sign such documents, and do such things necessary, to obtain such protection and to vest OptimizeRx with full and exclusive title in all Inventions against infringement by others. Employee hereby appoints the Secretary of OptimizeRx as Employee's attorney-in-fact to execute documents on Employee's behalf for this purpose.

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(e) Employee shall not be entitled to any additional compensation for any and all Inventions made during the period of Employee's employment with OptimizeRx.

7. COVENANT NOT TO COMPETE. If Employee is, at any time during Employee's period of employment with OptimizeRx, employed in the discovery or development areas of the Company in a non-clerical position, or as a director level or higher level senior manager of the Company, then this Section 7 shall apply. Employee and OptimizeRx agree that the services rendered by the Employee are unique and irreplaceable, and that competitive use and knowledge of any Confidential Information would substantially and irreparably injure OptimizeRx's business, prospects and good will. Employee and OptimizeRx also agree that OptimizeRx's business is global in nature due to the type of products and/or services being provided. Therefore, Employee agrees that during the period of Employee's employment with OptimizeRx and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity (whether as an officer, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity):

(a) develop, sell, market, offer to sell products and/or services anywhere in the world that have the same or similartechnology platform, offered or sold by OptimizeRx on the date of the termination of Employee's employment with OptimizeRx for any reason;

(b) solicit, induce, encourage or attempt to induce or encourage any employee or consultant of OptimizeRx to terminate his or her employment or consulting relationship with OptimizeRx, or to breach any other obligation to OptimizeRx;

(c) solicit, interfere with, disrupt, alter or attempt to disrupt or alter the relationship, contractual or otherwise, between OptimizeRx and any consultant, contractor, customer, potential customer, or supplier of OptimizeRx; or

(d) engage in or participate in any business in the same industry as OptimizeRx which is conducted under any name that shall be the same as or similar to the name of OptimizeRx or any trade name used by OptimizeRx.

Employee acknowledges that the foregoing geographic, activity and time limitations contained in this Section 7 are reasonable and properly required for the adequate protection of OptimizeRx's business. In the event that any such geographic, activity or time limitation is deemed to be unreasonable by a court, Employee shall submit to the reduction of either said activity or time limitation to such activity or period as the court shall deem reasonable. In the event that Employee is in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

8. REPRESENTATIONS. Employee represents that Employee has the right to enter into this Agreement, and that Employee's performance of all the terms of this Agreement and his duties as an employee of OptimizeRx will not breach any confidential information agreement, non-competition agreement or other agreement with any former employer of his services, either as an employee, consultant, contractor or independent contractor, or with any other party. Employee represents that Employee will not disclose to OptimizeRx any trade secrets or confidential or proprietary information of any third party that are not generally available to the public.

9. DISCLOSURE OF THIS AGREEMENT. Employee hereby authorizes OptimizeRx to notify others, including but not limited to customers of OptimizeRx and any of Employee's future employers, of the terms of this Agreement and Employee's responsibilities under this Agreement.

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10. SPECIFIC PERFORMANCE. Employee acknowledges that money damages alone would not adequately compensate OptimizeRx in the event of a breach or threatened breach by Employee of this Agreement, and that, in addition to all other remedies available to OptimizeRx at law or in equity, OptimizeRx shall be entitled to injunctive relief for the enforcement of its rights and to an accounting of profits made during the period of such breach.

11. NO RIGHTS GRANTED. Employee understands that nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by OptimizeRx to the employee of any license or other right under any patent, patent application or other intellectual property right or interest belonging to OptimizeRx.

12. SEVERABILITY.

(a) Each of the covenants provided in this Agreement are separate and independent covenants. If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

(b) It is not a defense to the enforcement of any provision of this Agreement that OptimizeRx has breached or failed to perform any obligation or covenant hereunder or under any other agreement or understanding between Employee and OptimizeRx.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to conflict of law rules. All suits and claims shall be made only in state or federal courts located in Detroit, Michigan.

14. SUPERSEDES OTHER AGREEMENTS. This Agreement contains the entire agreement of the parties with respect to subject matter hereof and supersedes all previous agreements and understandings between the parties with respect to its subject matter.

15. AMENDMENTS. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated in whole or in part except by an instrument in writing, agreed to and signed by the Employee and a duly authorized officer of OptimizeRx.

16. ACKNOWLEDGEMENTS. THE EMPLOYEE ACKNOWLEDGES THAT (i) THE EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT; (ii) THE EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS; (iii) THE EMPLOYEE HAS RECEIVED A COPY OF THIS AGREEMENT, THE ORIGINAL OF WHICH WILL BE RETAINED IN THE EMPLOYEE'S PERSONNEL FILE; AND (iv) THE EMPLOYEE'S OBLIGATIONS UNDER THIS AGREEMENT SURVIVE THE TERMINATION OF THE EMPLOYEE'S EMPLOYMENT WITH OPTIMIZERX FOR ANY REASON.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

OptimizeRx Corp.

/s/ David Harrell
David Harrell
Chief Executive Officer
OptimizeRx, Corporation.

Date

Employee

/s/ William J Febbo
Signature

William J Febbo
Name Printed

2-12-16
Date